PERFORMANCE SHARE AWARD PLAN

PERFORMANCE SHARE AWARD PLAN

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ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1        Definitions

For purposes of this Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized will have the following meanings:

A.

“Achieved Performance Ratio” means, for any Performance Share Award, the percentage, ranging from 0% to 200% (or within such other range as the Committee may determine from time to time), quantifying the performance achievement realized as of an Entitlement Date determined in accordance with the performance conditions or measures and other terms outlined in the Performance Share Award grant letter evidencing such Performance Share Award;

B.	“Board” means the Board of Directors of the Corporation;

C.	“Change of Control” means the occurrence of any one of the following events:

	(i)	less than 50% of the Board being composed of Directors who were Continuing Directors;

(ii)

any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including without limitation, the right to vote or direct the voting) of Voting Securities of the Corporation which when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror (as such terms are defined in the Securities Act) to cast or direct the casting of 41% or more of the votes attached to all of the Corporation’s outstanding Voting Securities which may be cast to elect Directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect Directors);

(iii)

the shareholders of the Corporation approve all necessary resolutions required to permit any person to accomplish the result set forth in §(ii) above, even if the securities have not yet been issued to or transferred to that person;

(iv)

the Corporation sells or otherwise transfers, including by way of the grant of a leasehold interest or joint venture interest (or one or more subsidiaries of the Corporation sells or otherwise transfers, including without limitation by way of the grant of a leasehold interest or joint venture interest) property or assets (A) aggregating more than 50% of the consolidated assets (measured by either book value or fair market value) of the Corporation and its subsidiaries as at the end of the most recently completed financial year of the Corporation or (B) which during the most recently completed financial year of the Corporation generated, or during the then current financial year of the Corporation are expected to generate, more than 50% of the consolidated operating income or cash flow of the Corporation and its subsidiaries, to any other person or persons (other than one or more Affiliates of the Corporation), in such case the Change of Control will be deemed to occur on the date of transfer of the assets representing one dollar more than 50% of the consolidated assets in the case of clause (A) or 50% of the consolidated operating income or cash flow in the case of clause (B), as the case may be; or

	(v)	the shareholders of the Corporation approve all necessary resolutions required to permit any person to accomplish the result set forth in §(iv) above;

D.	“Code” means the United States Internal Revenue Code of 1986, as amended;

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E.

“Committee” means the Directors or if the Directors so determine in accordance with section 2.3 of the Plan, the committee of the Directors authorized to administer the Plan which includes any compensation committee of the Board;

F.	“Common Shares” means the common shares in the capital of the Corporation, as adjusted in accordance with the provisions of Article 5 of this Plan;

G.	“Continuing Director” means

	(i)	if in respect of the election of Directors, a Director who is nominated in the Management Proxy Circular as a Director, and

	(ii)	if after the election of Directors, a Director who was elected by the shareholders at the last occurring meeting of shareholders;

H.	“Corporation” means Tahoe Resources Inc., a corporation incorporated under the Business Corporations Act (British Columbia) and includes any successor corporation thereof;

I.	“Designated Affiliate” means the affiliates (as such term is defined in the Securities Act) of the Corporation designated by the Committee for purposes of the Plan from time to time;

J.	“Directors” means the board of directors of the Corporation from time to time;

K.

“Eligible Contractor” means “Consultant” as that term is defined in the Section 2.22 of National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended or replaced from time to time;

L.	“Eligible Employees” means employees, including officers, and including both full-time and part-time employees, of the Corporation or any Designated Affiliate;

M.	“Entitlement Date” means the date as determined by the Committee in its sole discretion in accordance with the Plan;

N.

“Grant Date” means the date that a Performance Share Award is granted to a Participant under this Plan, as evidenced by the register or registers maintained by the Corporation for Performance Share Awards;

O.	“Insider” means an “Insider” as defined in the TSX Policies, other than a person who is an insider solely by virtue of being a director or senior officer of a subsidiary of the Corporation;

P.

“Market Price” means the volume weighted average trading price of the Common Shares on the TSX for the 30 trading days ending on the last trading date immediately before the date on which the Market Price is determined. In the event that the Common Shares are not then listed and posted for trading on the TSX, the Market Price will be determined with reference to the price on any other Stock Exchange. In the event that the Common Shares are not then listed and posted for trading on any Stock Exchange, the Market Price will be the fair market value of such Common Shares as determined by the Board in its sole discretion;

Q.	“Participant” for the Plan means each Eligible Employee and Eligible Contractor to whom Performance Share Awards are granted;

R.

“Performance Share Award” means a unit credited by means of an entry on the books of the Corporation to a Participant, representing the right to receive as of the Participant’s Entitlement Date such number of Common Shares from treasury as determined in accordance with section 2.7 and Article 3, and if applicable, multiplied by, the Achieved Performance Ratio;

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S.	“Plan” means the Corporation’s Performance Share Award Plan, as same may be amended from time to time;

T.

“Retirement” in respect of a Participant means the Participant ceasing to be an Eligible Employee after attaining a stipulated age in accordance with the Corporation’s normal retirement policy or earlier with the Corporation’s consent;

U.

“Required Shareholder Approval” means the approval of this Plan by the shareholders of the Corporation, as may be required by the TSX or any other Stock Exchange on which the Common Shares are listed, as a plan allowing for the issuance of Common Shares from treasury to satisfy Performance Share Awards on an applicable Entitlement Date;

V.	“Section 409A” means Section 409A of the Code and any applicable regulatory guidance issued thereunder;

W.	“Securities Act” means the Securities Act (British Columbia) or its successor, as amended from time to time;

X.	“Share Plan” means the Corporation’s Share Option and Incentive Share Plan, as amended;

Y.	“Stock Exchange” means the TSX, the NYSE or any other stock exchange on which the Common Shares are listed for trading at the relevant time;

Z.	“Subsidiary” has the meaning set out in the Business Corporations Act (British Columbia);

AA.

“Termination” means: (i) in the case of an Eligible Employee, the termination of the employment of the Eligible Employee with or without cause by the Corporation or a Designated Affiliate or the cessation of employment of the Eligible Employee with the Corporation or a Designated Affiliate as a result of the resignation or otherwise, other than the Retirement, of the Eligible Employee; and (ii) in the case of an Eligible Contractor, the termination of the services of the Eligible Contractor by the Corporation or a Designated Affiliate; for greater certainty, in each case, other than for death or disability of a Participant;

BB.

“Triggering Event” means a termination of an Eligible Employee’s employment for good reason as defined under Section 409A, which will be any one of the following events which occurs without the express agreement in writing of the Eligible Employee:

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(a)        a material diminution in the authority, duties, or responsibilities of the Eligible Employee as in effect immediately prior to the Change of Control;

(b)        a material diminution in the Eligible Employee’s base salary;

(c)        a material diminution in the authority, duties or responsibilities of the individual to whom the Eligible Employee is required to report, including a requirement that the Eligible Employee no longer report to such individual;

(d)        a material diminution in the budget over which the Eligible Employee retains authority;

(e)        a material change in the geographic location at which the Eligible Employee is regularly required immediately prior to the Change of Control to carry out the terms of his or her employment with the Corporation; or

(f)        any other action or inaction by the Corporation that constitutes a material breach of the terms of the Eligible Employee’s employment with the Corporation;

CC.	“TSX” means the Toronto Stock Exchange;

DD.	“TSX Policies” means the policies included in the TSX Company Manual and “TSX Policy” means any one of them;

EE.	“US Participants” means Participants who are liable to taxation under the provisions of the Code in respect of amounts payable under this Plan;

FF.

“Voting Securities” means Common Shares and any other shares entitled to vote for the election of Directors and will include any securities, whether or not issued by the Corporation, which are not shares entitled to vote for the election of Directors but are convertible into or exchangeable for shares which are entitled to vote for the election of Directors including any options or rights to purchase such shares or securities

1.2        Headings

The headings of all articles, sections, and paragraphs in the Plan are inserted for convenience of reference only and will not affect the construction or interpretation of the Plan.

1.3        Context, Construction

Whenever the singular or masculine are used in the Plan, the same will be construed as being the plural or feminine or neuter or vice versa where the context so requires.

1.4        References to this Performance Share Award Plan

The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to the Plan as a whole and not to any particular article, section, paragraph or other part hereof.

1.5        Canadian Funds

Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to lawful money of Canada.

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ARTICLE 2
PURPOSE AND ADMINISTRATION OF THE PERFORMANCE SHARE AWARD PLAN

2.1        Purpose of the Performance Share Award Plan

This Plan provides for the granting of Performance Share Awards as a discretionary award for services rendered, and the settlement of such Performance Share Awards through the issuance of Common Shares from treasury, for the purpose of advancing the interests of the Corporation, its Designated Affiliates and its shareholders through the motivation, attraction and retention of employees, officers and Eligible Contractors and the alignment of their interest with the interest of the Corporation’s shareholders.

2.2        Administration of the Performance Share Award Plan

The Plan will be administered by the Committee and the Committee will have full authority to administer the Plan including the authority to interpret and construe any provision of the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Committee may deem necessary in order to comply with the requirements of the Plan. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and conclusive and will be binding on the Participants and the Corporation. No member of the Committee will be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Committee will, in addition to their rights as Directors, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made. The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan. All costs incurred in connection with the Plan will be for the account of the Corporation.

2.3        Delegation to Committee

All of the powers exercisable hereunder by the Directors may, to the extent permitted by applicable law and as determined by resolution of the Directors, be exercised by a committee of the Directors comprised of not less than three Directors, including any compensation committee of the Board.

2.4        Record Keeping

The Corporation will maintain a register in which will be recorded

(a)	the name and address of each Participant in the Plan, and

(b)	the number of Performance Share Awards granted to each Participant under the Plan.

2.5        Determination of Participants and Participation

The Committee will from time to time determine the Participants who may participate in the Plan. The Committee will from time to time determine the Participants to whom Performance Share Awards will be granted and the provisions, performance conditions and restrictions with respect to such grant(s), all such determinations to be made in accordance with the terms and conditions of the Plan, and the Committee may take into consideration all factors which the Committee, without limitation and in its sole discretion, deems appropriate and relevant.

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2.6        Common Shares Issuable Under the Plan

The Common Shares issuable from treasury under the Plan, subject to adjustment pursuant to section 5.5, will be taken from the Common Shares reserved and available for issuance under the Share Plan.

The number of Common Shares reserved for issuance under the Plan will be reduced by that number of Performance Share Awards which are issued in accordance with the provisions of the Plan. Any Common Shares subject to a Performance Share Award which have been granted under the Plan and which have been cancelled or terminated in accordance with the terms of the Plan will again be available for issuance.

The maximum aggregate number of Common Shares:

(a)

which may be reserved for issuance to any one Participant under the Plan together with all of the Corporation’s other previously established or proposed share compensation arrangements will not exceed 5% of the issued and outstanding Common Shares on the grant date (on a non- diluted basis);

(b)

which may be issuable to Insiders under the Plan together with all of the Corporation’s other previously established or proposed share compensation arrangements will not exceed 10% of the Common Shares issued and outstanding on the grant date (on a non-diluted basis); and

(c)

which may be issued to Insiders under the Plan together with all of the Corporation’s other previously established or proposed share compensation arrangements within a twelve-month period will not exceed 10% of the issued and outstanding Common Shares at the time of issuance (on a non-diluted basis).

2.7        Settlement of Performance Share Awards

The Corporation will satisfy its payment obligation, net of any applicable taxes and other source deductions required by law to be withheld by the Corporation (or any of its affiliates), or as it deems necessary or desirable to enable it to meet related remittance obligations, for the settlement of Performance Share Awards by the issuance of Common Shares to the Participant in an amount equal to the number of Performance Share Awards being settled, multiplied by the Achieved Performance Ratio.

ARTICLE 3
PERFORMANCE SHARE AWARD PLAN

3.1        Performance Share Award Plan

The Plan is hereby established for the Participants.

3.2        Participants

Subject to section 2.6 the Committee will have the right, in its sole and absolute discretion, to grant Performance Share Awards to any Participant, subject to the Plan and with such provisions, performance conditions and restrictions as the Committee may determine. The number of Performance Share Awards awarded will be credited to the Participant’s account, effective as of the Grant Date. Each Performance Share Award vests on its Entitlement Date, as determined by the Committee.

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3.3        Performance Share Award Grant Letter

Each Performance Share Award granted under the Plan will be evidenced by a grant letter to the Participant from the Corporation. Such Performance Share Award grant letter will be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Committee deems appropriate for inclusion in a Performance Share Award grant letter. The provisions of the various Performance Share Award grant letters issued under the Plan need not be identical. To the extent that there is any inconsistency between the Plan and the Performance Share Award grant letter or any other communications, the Plan will prevail.

3.4        Entitlement Date

Upon the grant of Performance Share Awards to a Participant, the Committee will determine the Entitlement Date applicable to such Performance Share Awards. For the avoidance of doubt, except as otherwise set forth in Article 3, a Participant will have no right or entitlement whatsoever to receive Common Shares until the Entitlement Date, with the Common Shares being issued as soon as reasonably practicable after the Entitlement Date or, if applicable, any Early Measurement Date. On the terms of this Plan including this Article 3, a Performance Share Award granted to a Participant will entitle the Participant, subject to the satisfaction of the conditions, performance conditions or measures, restrictions or limitations imposed under this Plan or the applicable Performance Share Award grant letter, to be entitled to receive as of the Participant’s Entitlement Date a payment in Common Shares as contemplated in section 2.7 and as set forth in the applicable Performance Share Award grant letter as provided for in section 3.3.

3.5        Payment of Dividends

The Committee may elect, in its sole and absolute discretion, to credit each Participant with additional Performance Share Awards as a bonus in the event any dividend is paid on Common Shares. In such case, the number of additional Performance Share Awards will be equal to the aggregate amount of dividends that would have been paid to the Participant if the Performance Share Awards in the Participant’s account had been Common Shares divided by the Market Price of a Common Share on the date on which dividends were paid by the Corporation.

The additional Performance Share Awards will vest on the Participant’s Entitlement Date for the particular Performance Share Award (and will be subject to the same terms) to which the additional Performance Share Awards relate.

3.6        Death, Total Disability, Retirement or Termination Prior to Entitlement Date

In the event of the (i) death, (ii) total disability, (iii) Retirement, or (iv) Termination of a Participant prior to the Entitlement Date, any Performance Share Awards held by the Participant will immediately terminate, be forfeited and be of no further force or effect, provided that the Committee has the absolute discretion to waive all or part of such termination and forfeiture; however,

(a)

where the Committee exercises its discretion pursuant to this section 3.6 to accelerate the vesting of any Performance Share Awards to a date earlier than the Entitlement Date for such Performance Share Awards (the “Early Measurement Date”), such Performance Share Awards outstanding and held by the applicable Participant will vest in an amount equal to the product obtained by multiplying (i) the total number of Common Shares otherwise issuable pursuant to such Performance Share Awards and (ii) the Applicable Pro-Ration Factor (as defined in section 3.7), and

(b)

the Committee may not exercise its discretion in such a manner which would prevent compliance with the deadline set forth in section 1.409A-1(b)(4)(i) of the United States Treasury Regulations with respect to short-term deferrals of compensation.

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3.7        Change of Control

In the event of a Change of Control and if, at the time of the Change of Control:

(a)

the Participant is an Eligible Employee and, within 12 months of such Change of Control, the Corporation terminates the employment or services of said Participant/Eligible Employee for any reason other than just cause or any Trigger Event occurs (the “Event of Termination”), then on the date of such Event of Termination (the “Early Measurement Date”), the Performance Share Awards outstanding and held by the Participant will immediately vest in an amount equal to the product obtained by multiplying (i) the total number of Common Shares otherwise issuable pursuant to such Performance Share Award and (ii) the Applicable Pro-Ration Factor. “Applicable Pro-Ration Factor” will mean the quotient obtained by dividing the number of days that have elapsed since the applicable Grant Date for a Performance Share Award through and including the Early Measurement Date by the total number of days between the Grant Date and the Entitlement Date; or

(b)	the Participant is not an Eligible Employee of the Corporation, then all Performance Share Awards outstanding and held by the Participant will immediately vest.

In the event the Participant’s Performance Share Awards immediately vest in the circumstances contemplated in this section 3.7, the Achieved Performance Ratio will be calculated up to the Early Measurement Date assuming a minimum 100% performance achievement during such measurement period.

3.8        Term of the Performance Share Award Plan

The Plan will be subject to the Required Shareholder approval and any required Stock Exchange approvals. The Plan will become effective on the later of the dates on which the Required Shareholder Approval and any required Stock Exchange approvals are obtained. The Plan will remain in effect until it is terminated by the Board.

ARTICLE 4
WITHHOLDING TAXES

4.1        Withholding Taxes

The Corporation or any Designated Affiliate may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation or any Designated Affiliate of the Corporation is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any Common Share including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Common Shares to be issued under the Plan, until such time as the Participant has paid the Corporation or any Designated Affiliate of the Corporation for any amount which the Corporation or Designated Affiliate of the Corporation is required to withhold with respect to such taxes or other amounts.

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Without limitation to the foregoing, the Committee may adopt administrative rules under the Plan which provide for the sale of Common Shares (or a portion thereof) in the market upon the issuance of such Common Shares under the provisions of the Plan to satisfy withholding obligations under the Plan.

ARTICLE 5
GENERAL

5.1        Amendment of Performance Share Award Plan

The Board may from time to time in the absolute discretion of the Board amend, modify and change the provisions of the Plan (including any grant letters) without shareholder approval, including, without limitation, amendments of a housekeeping nature, provided that any amendments, modifications or changes to the provisions of the Plan (including any grant letters) which would

(a)	materially increase the benefits under the Plan,

(b)	other than as set out in section 3.6 and section 3.7, change the Entitlement Date of any Performance Share Awards,

(c)	modify section 5.2,

(d)	increase the number of Common Shares which may be issued pursuant to the Plan, other than by virtue of section 5.5 and section 5.6 of the Plan,

(e)	materially modify the requirements as to eligibility for participation in the Plan, or

(f)	make any amendment to this section 5.1 so as to increase the ability of the Board to amend the Plan without shareholder approval,

will only be effective upon such amendment, modification or change being approved by the shareholders of the Corporation, if required, by the TSX and any other Stock Exchange or regulatory authority having jurisdiction over the securities of the Corporation. Any amendment, modification or change of any provision of the Plan will be subject to approval, if required, by any regulatory authority having jurisdiction over the securities of the Corporation. Notwithstanding the foregoing, the Board will not amend the Plan to permit Performance Share Awards to be settled in cash.

The Board may discontinue the Plan at any time without first obtaining shareholder approval, provided that, without the consent of a Participant, such discontinuance may not in any manner adversely affect the Participant’s rights under any Performance Share Award granted under the Plan.

Notwithstanding the foregoing, the Corporation will obtain requisite Stock Exchange and shareholder approval in respect of amendments to this Plan, to the extent such approvals are required by any applicable laws or regulations.

5.2        Non-Assignable

Except as otherwise may be expressly provided for under this Plan or pursuant to a will or by the laws of descent and distribution, no Performance Share Award and no other right or interest of a Participant is assignable or transferable.

5.3        Rights as a Shareholder

No holder of any Performance Share Awards will have any rights as a shareholder of the Corporation prior to the Entitlement Date. Subject to section 3.5, no holder of any Performance Share Awards will be entitled to receive, and no adjustment will be made for, any dividends, distributions or any other rights declared for shareholders of the Corporation for which the record date is prior to the Entitlement Date. The Corporation will not contribute any amounts to a third party or otherwise set aside any amounts to fund its obligations under this Plan.

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5.4        No Contract of Employment

Nothing contained in the Plan will confer or be deemed to confer upon any Participant the right to continue in the employment of, or to provide services to, the Corporation or any Designated Affiliate nor interfere or be deemed to interfere in any way with any right of the Corporation or any Designated Affiliate to discharge any Participant at any time for any reason whatsoever, with or without cause. Participation in the Plan by a Participant will be voluntary.

5.5        Adjustment in Number of Common Shares Subject to the Performance Share Award Plan

In the event there is any change in the Common Shares, whether by reason of a stock dividend, consolidation, subdivision, reclassification or otherwise, an appropriate adjustment will be made by the Committee in:

(a)	the number of Common Shares available under the Plan; and

(b)	the number of Common Shares subject to any Performance Share Awards.

If the foregoing adjustment will result in a fractional Common Share, the fraction will be disregarded. All such adjustments will be conclusive, final and binding for all purposes of the Plan.

5.6        Take-over Bid

In the event that the Corporation becomes the subject of a take-over bid pursuant to which 100% of the issued and outstanding Common Shares are acquired by the offeror either directly or as a result of the compulsory acquisition provisions of the incorporating statute, and where consideration is paid in whole or in part in equity securities of the offeror, the Committee may send notice to all holders of Performance Share Awards requiring them to surrender their Performance Share Awards within ten days of the mailing of such notice, and the holders of Performance Share Awards will be deemed to have surrendered such Performance Share Awards on the tenth day after the mailing of such notice without further formality, provided that:

(a)

the offeror delivers with such notice an irrevocable and unconditional offer to grant replacement performance share awards to the holders of Performance Share Awards on the equity securities offered as consideration;

(b)	the Committee has determined, in good faith, that such replacement performance share awards have substantially the same economic value as the Performance Share Awards being surrendered; and

(c)

the surrender of Performance Share Awards and the granting of replacement performance share awards can be effected on a tax-deferred basis under the Income Tax Act (Canada) and would not cause U.S. Participants to incur adverse tax consequences under Section 409A.

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5.7        Recoupment Policy

All Performance Share Awards will be subject to the Corporation’s incentive compensation recoupment policy.

5.8        Presence of Share Ownership Policy

The Corporation has a share ownership policy in place which applies to specific executive officers of the Corporation (including the Chief Executive Officer) and states that, while the executive officer is not in compliance with his/her ownership requirement under the share ownership policy, the executive officer must retain an amount equal to 50% of his/her net Common Shares (“Net Shares”) received as a result of the exercise of share options or the vesting of share awards, including any Performance Share Awards, granted to the executive officer by the Corporation. “Net Shares” are those Common Shares which remain after Common Shares are sold to pay any applicable exercise price for share options and to satisfy any tax obligations arising in connection with the exercise of share options or the vesting of share awards (including Performance Share Awards), as the case may be.

5.9        Financial Assistance Prohibited

The Corporation is prohibited from providing financial assistance in the form of a loan or otherwise to Participants under this Plan for the purpose of settlement of equity awards under this Plan.

5.10      No Representation or Warranty

The Corporation makes no representation or warranty as to the future market value of any Common Shares issued in accordance with the provisions of the Plan.

5.11      Compliance with Section 409A and Adjustments

Notwithstanding any provision of the Plan to the contrary, it is intended that with respect to any US Participant, such US Participant's participation in the Plan will be exempt from Section 409A and in a manner which does not subject the US Participant's interests in the Plan to accelerated or additional tax under Section 409A (and all provisions of the Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A). If any grant to a US Participant or vesting, dividend or distribution hereunder could cause the application of accelerated or additional tax under Section 409A, such grant, vesting, dividend or distribution will be deferred if and to the extent deferral will make such grant, vesting, dividend or distribution compliant with Section 409A; otherwise such grant, vesting, dividend or distribution will be restructured, to the extent possible, in a manner determined by the Board that does not cause such an accelerated or additional tax. Each US Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Participant in connection with the Plan (including any taxes and penalties under Section 409A), and neither the Corporation nor any of its affiliates will have any obligation to indemnify or otherwise hold such US Participant (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding the Plan or any provision of the Performance Share Award grant letter to the contrary, in connection with any adjustment to the Performance Share Awards, the number of Common Shares deliverable on the vesting of Performance Share Awards held by a US Participant will be adjusted in a manner intended to keep the Performance Share Awards exempt from Section 409A.

5.12      United States Income Tax Matters – Short-Term Deferrals

For the avoidance of doubt, all payments under this Plan to individuals subject to United States income tax will be made no later than the deadline set forth in section 1.409A -1(b)(4)(i) of the United States Treasury Regulations with respect to short-term deferrals of compensation.

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5.13      Compliance with Applicable Law

If any provision of the Plan or any Performance Share Award contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision will be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

5.14      Interpretation

This Plan will be governed by and construed in accordance with the laws of the Province of British Columbia.

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